Exhibit 10.4

A.J. SMITH FEDERAL SAVINGS BANK

AMENDED AND RESTATED

2005 EXECUTIVES AND DIRECTORS DEFERRED COMPENSATION PLAN

A.J. SMITH FEDERAL SAVINGS BANK

AMENDED AND RESTATED

2005 EXECUTIVES AND DIRECTORS DEFERRED COMPENSATION PLAN

The A.J. Smith Federal Savings Bank Amended and Restated 2005 Executives and Directors Deferred Compensation Plan (the “Plan”) was originally established effective January 1, 2005, for the benefit of certain Executive Employees and members of the Board of Directors of A.J. Smith Federal Savings Bank (the “Bank”).  The purpose of the Plan is to permit Executive Employees and Directors to contribute a portion of their Compensation on a pretax basis toward retirement benefits, enhance the overall effectiveness of the Bank’s executive compensation program and to attract, retain and motivate such individuals.  The Plan is hereby amended and restated effective as of January 1, 2008, in order to conform the Plan to the final Treasury Regulations promulgated under Section 409A of the Internal Revenue Code (the “Code”).

ARTICLE I

DEFINITIONS

Wherever used herein the following terms shall have the meanings hereinafter set forth:

1.1          “Account” or “Accounts” means the account or accounts maintained under the Plan by the Bank in the Participant’s name, including the Participant’s Compensation Deferral Account.

1.2          “Bank” means A.J. Smith Federal Savings Bank, or, to the extent provided in Section 6.8 below, any successor corporation or other entity resulting from a merger or consolidation into or with the Bank, or a transfer or sale of substantially all of the assets of the Bank.  Any references herein to the “Company” shall refer to AJS Bancorp, Inc., the holding company of the Bank.

1.3          “Base Salary” means a Participant’s annual base salary rate for the Plan Year, as specified by the Bank prior to each Plan Year.

1.4          “Board” means the Board of Directors of the Bank.

1.5          “Bonus” means the additional cash remuneration payable to a Participant annually pursuant to the Bank’s performance compensation program or any other plan, program or arrangement under which the Bank pays an amount of cash remuneration to a Participant above such Participant’s Base Salary.

1.6          “Cause” means an individual’s personal dishonesty, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or the willful violation of any law, rule or regulation (other than traffic violations or similar offenses), or a final cease-and-desist order, any of which results in material loss to the Bank.

1.7          “Change in Control” means (i) a change in ownership of the Bank under paragraph (a) below, or (ii) a change in effective control of the Bank under paragraph (b) below, or (iii) a change in the ownership of a substantial portion of the assets of the Bank under paragraph (c) below:

(a)                                 Change in the ownership of the Bank.  A change in the ownership of the Bank shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation.  However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation (within the meaning of paragraph (b) below).  An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section.  This paragraph (a) applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction.

(b)                                 Change in the effective control of the Bank.  A change in the effective control of the Bank shall occur on the date that either (i) any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi)(D)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 30% or more of the total voting power of the stock of such corporation; or (ii) a majority of members of the corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors prior to the date of the appointment or election, provided that this subsection (b) is inapplicable where a majority shareholder of the Bank is another corporation.  For purposes of (b)(ii), the term corporation refers solely to a corporation for which no other corporation is a majority shareholder.  In the absence of an event described in paragraph (i) or (ii), a change in the effective control of a corporation will not have occurred.  If any one person, or more than one person acting as a group, is considered to effectively control a corporation (within the meaning of this paragraph (b)), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation (or to cause a change in the ownership of the corporation within the meaning of paragraph (a)).  Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(c)                                  Change in the ownership of a substantial portion of the Bank’s assets.  A change in the ownership of a substantial portion of the Bank’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii)(C)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  There is no Change in Control event under this paragraph (c) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer.

(d)                                 For all purposes hereunder, the definition of Change in Control shall be construed and interpreted consistent with the requirements of Code Section 409A and Treasury Regulation Section 1.409A-3(i)(5) or other guidance issued thereunder, except to the extent that such Treasury Regulations are superseded by subsequent guidance.

1.8          “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.9          “Compensation” means a Participant’s Base Salary, Bonus, or Director’s Fees payable in any calendar year.  Compensation deferrals elected under this Plan shall not affect the determination of compensation or earnings for purposes of any other plan, policy or program maintained by the Bank, except any tax-qualified plan of the Bank.

1.10        “Compensation Deferral Account” means the Account or Accounts maintained under the Plan by the Bank in the Participant’s name to which the Participant’s Compensation Deferral Contributions are credited in accordance with the Plan.

1.11        “Compensation Deferral Contribution” means the amount of Compensation a Participant elects to defer under Section 2.1 of the Plan.

1.12        “Director” means an individual who is a member of the Board and who is not also an employee of the Bank or the Company.

1.13        “Director’s Fees” means the annual and periodic fees paid to the Director by the Bank for service on the Board.

1.14        “Disability” means any case in which the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under and accident and health plan covering employees of the Participant’s employer, (iii) is determined to be totally disabled by the Social Security Administration.

1.15        “Executive Employee” means each executive employee of the Bank designated as an Executive Employee by the Chief Executive Officer and approved by the Board.

1.16        “Participant” means an Executive Employee of the Bank who is eligible for participation pursuant to Section 1.15 or a Director who has completed the election and enrollment forms provided by the Bank.

1.17        “Plan” means the A.J. Smith Federal Savings Bank Amended and Restated 2005 Executives and Directors Deferred Compensation Plan, as set forth herein and as hereinafter amended from time to time.  This Plan is intended to be an excess benefit plan within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) to the extent of the benefits provided hereunder which are described in said Section 3(36), and to be an unfunded plan of deferred compensation described in Section 201(2) of ERISA.

1.18        “Plan Year” means the calendar year.

1.19        “Separation from Service” means, with respect to an Executive Employee, the Participant’s death, retirement or other termination of employment with the Bank within the meaning of Code Section 409A.  No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months or, if longer, so long as the Participant’s right to reemployment is provided by law or contract.  If the leave exceeds six months and the Participant’s right to reemployment is not provided by law or by contact, then the Participant shall have a Separation from Service on the first date immediately following such six-month period.

Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the employer and employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to less than 50% of the average level of bona fide services performed over the immediately preceding 36 months (or such lesser period of time in which the Participant has provided services for the Bank).

With respect to a Director, “Separation from Service” shall be interpreted consistent with Code Section 409A and the Treasury Regulations thereunder, and shall mean the Director’s death, retirement, or termination from service on the Bank’s Board of Directors following a failure to be reappointed or reelected to the Board.  For these purposes, the Director shall not be deemed to have a Separation from Service until the Director no longer serves on the Board of Directors of the Bank, or any member of a controlled group of corporations with the Bank within the meaning of Treasury Regulation Section 1.409A-1(h)(3).

1.20        “Specified Employee” means with respect to a publicly traded company, any employee of the Bank or Company who is also a “Key Employee” as such term is defined in Code Section 416(i), without regard to paragraph 5 thereof.

1.21        Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context.  Any headings used herein are included for ease of reference only and are not be construed so as to alter the terms hereof.

ARTICLE II

COMPENSATION DEFERRAL CONTRIBUTIONS

2.1          Compensation Deferral Elections.  Any Executive Employee or Director may elect to become a Participant under the Plan by completing the election form provided by the Bank.  A Participant may elect to defer annually the receipt of a portion of the Compensation otherwise payable to him by the Bank in any Plan Year.  The amount of Compensation deferred by a Participant shall be a fixed percentage of such Compensation as indicated in the Deferral Agreement with Distribution Elections, attached hereto as Exhibit A, but shall not exceed: (i) twenty percent (20%) of such Participant’s Base Salary; (ii) fifty percent (50%) of such Participant’s annual Bonus; (iii) and one hundred percent (100%) of such Participant’s Director’s Fees.

The election by which a Participant elects to defer Compensation as provided in this Plan shall be in writing, signed by the Participant, and delivered to the Bank prior to January 1 of the Plan Year in which the Compensation to be deferred is otherwise payable to the Participant; except that in the year in which a Participant first becomes eligible to participate in the Plan, such Participant may make an election to defer Compensation within 30 days after the date he becomes eligible for services to be performed after the election is made.

Any deferral election made by the Participant shall be irrevocable with respect to the Compensation for the Plan Year of the election.

For Plan Years following the initial Plan Year of participation, a Participant may complete a Notice of Adjustment of Deferral (attached hereto as Exhibit C), provided that such election is made no later than December 31 of the Plan Year immediately preceding the Plan Year for which it is to apply.

2.2          Investment of Participants’Accounts.  All Compensation Deferral Contributions shall be credited to a Participant’s Account as of the last day of the month during which the Compensation amounts would have been paid to the Participant, if not deferred.  All amounts credited to a Participant’s Account shall be credited with interest monthly, at a rate per annum equal to two percentage points above the prime rate, as published in The Wall Street Journal on the first day of the month, until the Account has been fully distributed to the Participant (or the Participant’s beneficiary) in the manner selected by the Participant herein in the Deferral Agreement with Distribution Elections; provided that, if a Participant’s Accounts are held or maintained by the Bank in a grantor trust, in accordance with Section 6.12, such Participant’s Accounts shall be credited with interest at a rate equal to that earned by the investments of such trust.  The Bank shall provide each Participant with a written statement of his Accounts at least annually.

2.3          Vesting of Participants’ Accounts.  A Participant shall be fully vested in the amount in his Compensation Deferral Account at all times.

2.4          Cessation of Deferrals.  All Compensation Deferral Contributions shall cease upon a Participant’s Separation from Service.

ARTICLE III

DISTRIBUTION OF PARTICIPANTS’ ACCOUNTS

3.1          Distribution of Participants’ Accounts.  The Participant’s Compensation Deferral Accounts shall be distributed to the Participant, in accordance with this Article III, and shall generally commence on the first day of the first month following the event that triggers distribution, provided, however, if the Participant is a Specified Employee and the payment is made due to Separation from Service, no payments shall be made during the first six (6) months following the Participant’s Separation from Service.  In such event, any distribution which would otherwise be paid to the Participant during such period shall be accumulated and paid to the Participant in a lump sum on the first day of the seventh month following his Separation from Service.  All subsequent distributions shall be paid in accordance with the Participant’s Deferral Agreement with Distribution Elections.  All distributions shall be made in cash.

3.2          Form of Distribution.  Subject to Section 3.1, each Participant shall elect the form and timing of the distribution of his Accounts at the time the Participant elects Compensation Deferral Contributions under Section 2.1 above.  The Participant may elect to have his Accounts distributed as follows:

(a)         in a lump sum distribution; or

(b)         in substantially equal monthly installment payments over a fixed period of 5, 10, or 15 years.

3.3          Time of Distribution.  A Participant may elect to receive a distribution of his Compensation Deferral Accounts commencing upon either: (i) a specified date or (ii) his Separation from Service, by completing the Deferral Agreement with Distribution Elections form attached hereto as Exhibit A and indicating his election therein

3.4          Disability.  Notwithstanding the Participant’s election under Section 3.3, upon a Participant’s Separation from Service due to Disability, his Compensation Deferral Account shall be distributed in the manner elected by the Participant in the Deferral Agreement with

Distribution Elections for Disability distributions.  If the Participant has not made an alternative election with respect to distributions on Separation of Service due to Disability, distributions from the Compensation Deferral Accounts shall be made in the manner selected by the Participant pursuant Section 3.3.

3.5          Distribution Due to Death.  If a Participant dies after distribution of his Accounts has commenced, but before complete distribution of his Accounts, any remaining amount in the Participant’s Accounts shall continue to be distributed, in accordance with the Participant’s existing election, to the beneficiary or beneficiaries designated by the Participant in a Beneficiary Designation Form delivered to the Bank in the form attached hereto as Exhibit B.  If a Participant has not designated a beneficiary under the Plan, or if no designated beneficiary is living on the date of distribution hereunder, amounts distributable pursuant to this Section shall be distributed first to the Participant’s surviving spouse, or if none, to the Participant’s estate.  If the Participant dies before commencement of distributions, the Participant’s Accounts shall be distributed to the Participant’s beneficiary(ies) in the manner selected by the Participant in the Deferral Agreement with Distribution Elections.

3.6          Change in Control.  In the event of a Change in Control of the Bank or the Company prior to the Participant’s Separation from Service or specified date chosen by the Participant for the commencement of distributions pursuant to Section 3.3, then notwithstanding the Participant’s election under Section 3.3, the Participant’s Compensation Deferral Account shall be distributed in the manner elected by the Participant on account of a Change in Control in the Deferral Agreement with Distribution Elections attached hereto as Exhibit A.  If the Participant has not made an alternative election with respect to a Change in Control, distributions from the Compensation Deferral Accounts shall be made in the manner selected by the Participant pursuant to Section 3.3.

3.7          Unforeseeable Emergency.  A Participant may request, by writing filed with the Bank, that a distribution be made to him of all or part of the amount then credited to his Accounts on account of a severe financial hardship occurring as the result of an “unforeseeable emergency.”  An unforeseeable emergency includes an unexpected illness or accident of the Participant, the Participant’s spouse, beneficiary or a dependent (as defined in Code Section 152(a)), loss of a Participant’s property due to casualty, or other similar, extraordinary, unforeseeable circumstances beyond the control of the Participant.  The severe financial hardship may not be relieved by an early distribution under this Plan to the extent it might otherwise be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of a Participant’s assets, or by cessation of Compensation deferrals under the Plan.  Any hardship distribution under this Section will be limited to the amount necessary to meet the emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution.  The amount distributed due to an Unforseeable Emergency will be deducted from any amounts payable to the Participant under any other Section o this Article III.

3.8          Termination due to Cause.  In the event a Participant’s employment or service is terminated for Cause, all rights of the Participant under the Plan shall be immediately forfeited and the Bank shall have no obligation to provide any benefits to the Participant after termination for Cause.

ARTICLE IV

ADMINISTRATION OF THE PLAN

4.1          Administration by the Bank.  The Bank shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof.

4.2          Powers and Duties of Bank.  The Bank shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan.  The Bank shall interpret the Plan and shall determine all questions arising in the administration, interpretation, and application of the Plan, including but not limited to, questions of eligibility and the status and rights of employees, Participants and other persons.  Any such determination by the Bank shall be conclusive and binding on all persons, subject to the requirements of Code Section 409A.  The regularly kept records of the Bank shall be conclusive and binding upon all persons with respect to a Participant’s date and length of employment, time and amount of compensation and the manner of payment thereof, type and length of any absence from work, applicable interest rate, and all other matters contained therein relating to Participants.

ARTICLE V

AMENDMENT OR TERMINATION

5.1          Amendment or Termination.  The Bank intends the Plan to be permanent but reserves the right to amend or terminate the Plan.  Any such amendment or termination shall be made pursuant to a written resolution of the Board and shall be effective as of the date of such resolution.  The Bank specifically reserves the right to amend the credited rate of interest provided for in Section 2.2; provided that, any such change will not reduce the amount of interest credited to a Participant’s Account prior to, or otherwise reduce the amount in Participant’s Account as of the effective date of the amendment.

5.2          Effect of Amendment or Termination.  No amendment or termination of the Plan shall divest any Participant or beneficiary of the amount in the Participant’s Accounts, or of any rights to which the Participant would have been entitled if the Plan had been terminated immediately prior to the effective date of such amendment or termination.  Such termination shall become effective as of the date specified in such instrument.  Written notice of any termination shall be given to the Participants as soon as practicable after the instrument is executed.  Subject to the requirements of Code Section 409A, in the event of complete termination of the Plan, the Plan shall cease to operate and the Bank shall pay out to each Participant his benefit as if the Participant had terminated service as of the effective date of the complete termination.  Such complete termination of the Plan shall occur only under the following circumstances and conditions:

(a)                                 The Board may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a Bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b)                                 The Board may terminate the Plan by irrevocable Board action taken within the 30 days preceding a Change in Control (but not following a Change in Control), provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that the Participant and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the termination of the arrangements.

(c)                                  The Board may terminate the Plan at any time provided that (i) the termination of the Plan does not occur proximate to a downturn in the financial health of the Bank, (ii) all arrangements sponsored by the Bank that would be aggregated with this Plan under Treasury Regulations Section 1.409A-1(c) if the Participant covered by this Plan was also covered by any of those other arrangements are also terminated; (iii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement; (iv) all payments are made within 24 months of the termination of the arrangements; and (v) the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-1(c) if the Participant participated in both arrangements, at any time within three years following the date of termination of the arrangement.

ARTICLE VI

GENERAL PROVISIONS

6.1          Participants’ Rights Unsecured.  Except as set forth in Section 6.12, the Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Bank for payment of any benefits hereunder.  The right of a Participant or the Participant’s beneficiary to receive a distribution of the Participant’s Accounts hereunder shall be an unsecured claim against the general assets of the Bank, and neither the Participant nor a beneficiary shall have any rights in or against any specific assets of the Bank.

6.2          Adverse Determination.  Except as otherwise provided herein, in the event of any final determination by the Internal Revenue Service or a court of competent jurisdiction, which determination is not appealable or the time for appeal or protest of which has expired that the Participants or any particular Participant is subject to federal income taxation on his accounts hereunder prior to the distribution to the Participant or Participants of such Accounts, each Participant shall be paid the portion of his Accounts includible in such Participant’s federal gross income.  This provision shall also apply to any beneficiary of a Participant.

6.3          No Guaranty of Benefits.  Nothing contained in the Plan shall constitute a guaranty by the Bank or any other person or entity that the assets of the Bank will be sufficient to pay any benefit hereunder.  No Participant or other person shall have any right to receive a benefit or a distribution of Accounts under the Plan except in accordance with the terms of the Plan.

6.4          No Enlargement of Employee Rights.  Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service or employ of the Bank.

6.5          Spendthrift Provision.  No interest of any person or entity in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

6.6          Applicable Law.  The Plan shall be construed and administered under the laws of the State of Illinois except to the extent preempted by federal law.

6.7          Incapacity of Recipient.  Subject to applicable state law, if any person entitled to a payment under the Plan is deemed by the Bank to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefore shall have been made by a duly appointed guardian or other legal representative of such person, the Bank may provide for such payment or any part thereof to be made to any other person or institution contributing toward or providing for the care and maintenance of such person.  Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Bank and the Plan therefor.

6.8          Corporate Successors.  The Plan shall not be automatically terminated by a transfer or sale of assets of the Bank, or by the merger or consolidation of the Bank into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan.

6.9          Unclaimed Benefit.  Each participant or beneficiary shall keep the Bank notified of his or her current address.  The Bank shall not be obligated to search for the whereabouts of any person.  If the location of a Participant is not made known to the Bank within three years after the date on which payment of the Participant’s benefits under the Plan may first be made, payment may be made as though the Participant had died at the end of the three year period.  If, within one additional year after such three year period has elapsed, or, within three years after the actual death of a Participant, the Bank is unable to locate any beneficiary of the Participant, then the Bank shall have no further obligation to pay any benefit hereunder to such Participant or beneficiary or any other person and such benefit shall be irrevocably forfeited.

6.10        Limitations on Liability.  Notwithstanding any of the preceding provisions of the Plan, none of the Bank nor any individual acting as an employee or agent of the Bank shall be liable to any Participant, former Participant or any beneficiary or other person for any claim, loss, liability or expense incurred in connection with the Plan.

6.11        Claims Procedure.  In the even that a Participant’s claim for benefits under the Plan is denied in whole or in party by the Bank, the Bank will notify the Participant (or beneficiary) of the denial.  Such notification will be made in writing, within 90 days of the date the claim is received by the Bank.  The notification will include:  (i) the specific reasons for the denial; (ii) specific reference to the Plan provisions upon which the denial is based; (iii) a description of any additional information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the applicable review procedures.

The Participant (or beneficiary) has 60 days from the date he receives notice of a claim denial to file a written request for review of the denial with the Bank.  The Bank will review the claim denial and inform the Participant (or beneficiary) in writing of its decision within 60 days of the date the claim review request is received by the Bank.  This decision will be final.

6.12        Trust Agreement.  The Bank may enter into a rabbi trust agreement under which the Bank agrees to contribute to a trust for the purpose of accumulating assets to assist the Bank in fulfilling its obligation to Participants hereunder.  Such rabbi trust agreement shall be substantially in the form of the model trust agreement set forth in Internal Revenue Service Revenue Procedure 92-64, or any subsequent Internal Revenue Service Revenue Procedure, and shall include provisions required in such model trust agreement that all assets of the Trust shall be subject to the creditors of the Bank in the event of insolvency.

6.13        Severability.  If any provision of the Plan shall be held illegal or invalid for any reason, including the failure of the Plan, or any part thereof, to conform to the provisions of Code Section 409A, such illegality or invalidity shall not affect the remaining provisions of the Plan, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been included.

6.14        Change of Election to Delay Payment.  In the event that a Participant desires to modify his deferral period or payout period with respect to future Compensation Deferral Contributions, the Participant may file an election to delay the payment date or, if the Participant has elected a lump sum payout, to change the form of payment from a lump sum to a period of years (not to exceed 15 years), subject to the requirements of Code Section 409A and Treasury Regulations issued thereunder.  The new election must be filed at least 12 months prior to its becoming effective.  If the Participant becomes entitled to payment during such 12 month period, the new election form shall be ignored and reference shall be made to the prior filed election in determining the timing of the benefit payment.  In addition, except with respect to payments due to death, Disability or an Unforeseeable Emergency, the new election shall defer the first payment with respect to such election for a period of not less than 5 years from the date such payment would otherwise have been made.

Exhibit A

A. J. SMITH FEDERAL SAVINGS BANK

AMENDED AND RESTATED

2005 EXECUTIVES AND DIRECTORS DEFERRED COMPENSATION PLAN

DEFERRAL AGREEMENT WITH DISTRIBUTION ELECTIONS

Instructions:         New participants should use this Deferral Agreement with Distribution Elections to indicate the amount of deferral and the form of payment (e.g., lump sum or annual installments) in which you wish to receive your benefits under the A. J. Smith Federal Savings Bank Amended and Restated 2005 Executives and Directors Deferred Compensation Plan (the “Plan”).  If you are an existing participant who previously made an election as to the form of your distribution under the 2005 Executives and Directors Deferred Compensation Plan, you can change your election no later than December 31, 2008 by completing this form.  However, if you are satisfied with your prior election, you do NOT have to make a new election by completing this form.  If you do not complete this form, your prior election will remain in effect.

Due to IRS limitations, you may not make an election that would cause a payment to be made during 2008, or that would delay the commencement of a benefit that is otherwise scheduled to commence in 2008.

Print Name:

I am a participant in the A. J. Smith Federal Savings Bank Amended and Restated 2005 Executives and Directors Deferred Compensation Plan (the “Plan”), which has been amended and restated effective as of January 1, 2008. Pursuant to Article II of the Plan, I understand that I may elect to defer the receipt of a fixed percentage of my Base Salary and Bonus (for Executive Employees), and up to 100% of my Director’s Fees (for non-employee Directors) that are due to me during calendar year 20      .

Executive Employees (complete this section):

In accordance with the Plan, I hereby elect to defer            % (designate percentage up to 20%) of my Base Salary,            % (designate percentage up to 50%) of my Bonus.  Such deferrals shall commence on January 1, 20      , and shall renew annually thereafter unless changed at least 30 days prior to January 1 of any year under the Plan.  I understand and agree that my deferral election applies only to my Base Salary and Bonus attributable to services I have not yet performed, and that no election may be made during 2008 that would cause a payment to be made during 2008, or that would delay the commencement of a benefit otherwise scheduled to commence in 2008.

Directors (complete this section):

In accordance with the Plan, I hereby elect to defer            % (designate percentage up to 100%) of my Director’s Fees.  Such deferrals shall commence on January 1, 20      , and shall renew annually thereafter unless changed at least 30 days prior to January 1 of any year under the Plan.  I understand and agree that my deferral election applies only to Director’s Fees attributable to services I have not yet performed, and that no election may be made during 2008 that would cause a payment to be made during 2008, or that would delay the commencement of a benefit otherwise scheduled to commence in 2008

I understand that my election to defer shall continue in accordance with this Deferral Agreement with Distribution Elections until such time as I submit a Notice of Adjustment of Deferral (Exhibit C to the Plan) to the Plan administrator at least 30 days prior to prior to January 1 of any year under the Plan.  A Notice of Adjustment of Deferral can be used to adjust the amount of Base Salary, Bonus or Director’s Fees to be deferred or to discontinue deferrals altogether.

DISTRIBUTION FORM ELECTION OPTIONS

In accordance with terms of the Plan, I understand and agree that all Plan benefits shall be paid in the form I selected below at the time of this Deferral Agreement with Distribution Elections, and that such distribution form, once made by me, shall be irrevocable with respect to such Plan Year.  I also understand and agree that if I fail to select a form of benefit payment, the form of distribution shall be the form of payment elected on the most recent past Deferral Agreement with Distribution Elections.  I also understand and agree that my Account shall be distributed commencing on the first day of the first month following the occurrence of the event giving rise to the distribution, provided, however, that if I am a Specified Employee and the payment is made due to my Separation from Service, no payments shall be made during the first six (6) months following my Separation from Service, but rather, any distribution which would otherwise be paid to me during such period shall be accumulated and paid to me in a lump sum on the first day of the seventh month following my Separation from Service.  All subsequent distributions shall be paid in accordance with my Deferral Agreement with Distribution Elections.

Select either (i) or (ii) below:

(i)            Fixed Distribution Schedule at Specified Date

In accordance with the terms of the Plan, I hereby elect to receive my Plan benefits commencing on a specified date.  Payments hereunder shall commence in the year 20      .   In accordance therewith, I hereby elect to receive the amount of my Account in the following form (check one):

☐ Lump Sum Distribution

☐ Substantially equal monthly payments over a period of 5 years

☐ Substantially equal monthly payments over a period of 10 years

☐ Substantially equal monthly payments over a period of 15 years

(ii)           Separation from Service

In the event of my Separation from Service for any reason other than Cause, I hereby elect to receive my Account in the following form (check one):

☐ Lump Sum Distribution

☐ Substantially equal monthly payments over a period of 5 years

☐ Substantially equal monthly payments over a period of 10 years

☐ Substantially equal monthly payments over a period of 15 years

Notwithstanding the foregoing, in the event of my Disability, death prior to Separation from Service, or in the event of a Change in Control of the Bank or the Company prior to my Separation from Service or the fixed distribution schedule I selected above, as applicable, as such terms are defined in the Plan, I hereby elect the following alternative distribution forms.  I understand that these elections are optional, and that if not made, any relevant distribution will be made in accordance with my selection under (i) or (ii) above:

(iii)          Disability

In the event that my service on the Board or employment with the Bank or the Company is terminated on account of my Disability, I hereby elect to receive my Account in the following form (check one):

☐ Lump Sum Distribution

☐ Substantially equal monthly payments over a period of 5 years

☐ Substantially equal monthly payments over a period of 10 years

☐ Substantially equal monthly payments over a period of 15 years

(iv)          Death

In the event of my death prior to termination of service on the Board or termination of employment with the Bank or the Company, I hereby elect that my Account be distributed to my beneficiary(ies) in the following form (check one):

☐ Lump Sum Distribution

☐ Substantially equal monthly payments over a period of 5 years

☐ Substantially equal monthly payments over a period of 10 years

☐ Substantially equal monthly payments over a period of 15 years

(v)           Change in Control

In the event of a Change in Control of the Bank or the Company prior to my Separation from Service or the fixed distribution schedule I selected above, I hereby elect to receive my Account in the following form (check one):

☐ Lump Sum Distribution

☐ Substantially equal monthly payments over a period of 5 years

☐ Substantially equal monthly payments over a period of 10 years

☐ Substantially equal monthly payments over a period of 15 years

This Deferral Agreement with Distribution Elections shall become effective upon execution below by both the Participant and a duly authorized officer of the Bank.

Dated this            day of                               , 20      .

(Participant)	(Bank duly authorized Officer)

Exhibit B

A.J. SMITH FEDERAL SAVINGS BANK

AMENDED AND RESTATED

2005 EXECUTIVES AND DIRECTORS DEFERRED COMPENSATION PLAN

BENEFICIARY DESIGNATION

Print Name:

I hereby designate the following Beneficiary(ies) to receive any benefits under the Plan, following my death:

PRIMARY BENEFICIARY:

Name:	% of Benefit:

Name:	% of Benefit:

Name:	% of Benefit:

SECONDARY BENEFICIARY (if all Primary Beneficiaries pre-decease the Participant):

Name:	% of Benefit:

Name:	% of Benefit:

Name:	% of Benefit:

This Beneficiary Designation hereby revokes any prior Beneficiary Designation which may have been in effect.  This Beneficiary Designation is revocable.

Date	Participant

Date	Compensation Committee Member

Exhibit C

A.J. SMITH FEDERAL SAVINGS BANK

AMENDED AND RESTATED

2005 EXECUTIVES AND DIRECTORS DEFERRED COMPENSATION PLAN

NOTICE OF ADJUSTMENT OF DEFERRAL

To:	A. J. Smith Federal Savings Bank
Attention:	Plan Administrator, Amended and Restated 2005 Executives and Directors Deferred Compensation Plan

I hereby give notice of my election to adjust the amount of my Compensation deferral in accordance with my Deferral Agreement with Distribution Elections, dated the            day of                   , 20      .  This notice is submitted at least thirty (30) days prior to January 1st, and shall become effective as of January 1st, as specified below.

Adjust my deferral as of:	January , 20

Deferred Base Salary

Previous Deferral Percentage	%
New Deferral Percentage	%
N/A

Deferred Bonus

Previous Deferral Percentage	%
New Deferral Percentage	%
N/A

Deferred Director’s Fees

Previous Deferral Percentage	%
New Deferral Percentage	%
N/A

Date	Participant (Print)

Participant (Signature)